Exhibit 2.1

AMENDMENT NO. 2 TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 2 (this “Amendment”) to that certain Business Combination Agreement, dated as of November 21, 2023, as amended by that Amendment No. 1 to Business Combination Agreement, dated as of April 24, 2024 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Global Partner Acquisition Corp. II, a Cayman Islands exempted company (the “Acquiror”), Strike Merger Sub I, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Acquiror (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), and Stardust Power Inc., a Delaware corporation (the “Company”), is made and entered into as of June 21, 2024, by and among Acquiror, the Merger Subs and the Company. Defined terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, the parties previously entered into that certain Business Combination Agreement; and

WHEREAS, the parties desire to amend the Business Combination Agreement, pursuant to Section 10.10 thereof, as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed, and intending to be legally bound hereby, each of the parties agree as follows:

AGREEMENT

Section 1.1. Reduction in Enterprise Value. Effective as of the date of this Amendment, the definition of “Enterprise Value” in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Enterprise Value” means $447.5 million.

Section 1.2. Waiver of Sponsor Loans. Effective as of the date of this Amendment, the definition of “Sponsor Loans Settlement” in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Sponsor Loans Settlement” means the settlement of all remaining Indebtedness of Acquiror with respect to the Sponsor Loans, if any, in exchange for (i) no consideration for all Sponsor Loan proceeds spent prior to the LOI Date and (ii) consideration consisting of cash for all amounts of Sponsor Loan proceeds spent or amounts incurred thereunder from and after the LOI Date.

Section 1.3. Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any right, obligation, remedy or power of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

Section 1.4. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Acquiror, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Global partner acquisition corp ii

By:	/s/ Jarett Goldman
	Name:	Jarett Goldman
	Title:	Authorized Signatory

STRIKE Merger Sub I, Inc.

By:	/s/ Jarett Goldman
	Name:	Jarett Goldman
	Title:	Authorized Signatory

STRIKE Merger Sub II, LLC

By:	/s/ Jarett Goldman
	Name:	Jarett Goldman
	Title:	Authorized Signatory

STARDUST POWER INC.

By:	/s/ Roshan Pujari
	Name:	Roshan Pujari
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]